     Exhibit 99.1

FOR IMMEDIATE RELEASE

Cancen Oil Canada acquires an additional site for remediation work – units required from Wescorp

CALGARY, Alberta
(Monday November 23, 2009) – Wescorp Energy Inc. (OTCBB: WSCE) is pleased to announce that its joint venture partner, Cancen Oil Canada Corporation, has acquired an additional remediation facility in British Columbia, Canada. The facility based in Fort Nelson is in operation and will require one or two H20maxx units and one HCXT unit for water and oil solids remediation from Wescorp.

“In addition to the ongoing construction of three of Wescorp’s units on our site in New Sarepta, Alberta, we are excited to be able to implement H2Omaxx and HCXT units on our newly acquired facility,” commented Keith Talbot, President and CEO of Cancen Oil Canada. “By using Wescorp’s technology, we believe we offer the best water and hydrocarbon remediation technology available, thus optimizing production and dramatically increasing the profitability of each facility. Cancen is aggressively negotiating with other private organizations to acquire additional remediation sites in Western Canada. We will continue to enhance the value of the Wescorp-Cancen joint venture agreement.”

“We would like to congratulate Cancen on its recent acquisition and the rapid start up of its new operations,” commented Doug Biles, President and CEO of Wescorp Energy. “We are pleased to be Cancen’s top choice technology partner in the clean up and disposal of hydrocarbon laden water, slop oil, tank bottoms and crude treatment.”

About Wescorp

Wescorp Energy Inc. (www.wescorpenergy.com) is an oil and gas operations solutions company focused on commercializing technologies that overcome tough operational challenges facing oil and gas operators today.

Wescorp shares currently trade on the NASD.OTC Bulletin Board under the symbol “WSCE”.

Safe Harbor Statement

Any statements contained herein that are not historical facts may be forward-looking statements, and involve risks and uncertainties. Potential factors could cause actual results to differ materially from those expressed or implied by such statements. Information on the potential factors that could affect the Company's actual results of operations is included in its filings with the Securities and Exchange Commission. These risks may be further discussed in periodic reports and registration statements to be filed by the Company from time to time with the Securities and Exchange Commission in the future.

Investor Relations contact:

Mark Komonoski

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Email: mkomonoski@wescorpenergy.com
Website: www.wescorpenergy.com

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